Exhibit 99.1

Investor Contact:	Enrique Mayor-Mora
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER 2010

SPARTANBURG, S.C., August 3, 2010 – Denny’s Corporation (NASDAQ: DENN) today reported results for its second quarter ended June 30, 2010.

Second Quarter Summary

•
Same-store guest counts decreased 3.7% and were sequentially stronger each month in the quarter.  This reflects an improvement of 1.9 percentage points from the first quarter and represents Denny’s strongest guest count performance since the first quarter of 2009.

•	Same-store sales decreased 6.2% at company units and 5.9% at franchised units

•	Opened seven new franchise restaurants, highlighted by the first of an expected seventy franchise conversions in 2010 from Flying J Travel Center sites

•	Sold nine company restaurants under Denny’s Franchise Growth Initiative (FGI)

•	Net income of $5.5 million, including proxy contest related costs and lower gains on the sale of assets driven by 13 fewer units sold through the FGI program

•
Adjusted income before taxes* of $6.2 million, a decrease of $1.1 million driven by one-time proxy contest related costs of $1.5 million. Excluding these costs adjusted income before taxes increased $0.4 million, or 6%.

•	Generated $3.3 million in cash proceeds from the sale of assets and reduced outstanding debt by $10.0 million

Debra Smithart-Oglesby, Interim Chief Executive Officer and Board Chair, stated, “Our second quarter showed encouraging signs of progress towards our key areas of focus. First, we have seen a positive and sequential change in trend in same-store guest counts within the quarter due primarily to guest acceptance of the Company’s everyday affordability strategy, led by the $2/$4/$6/$8 Value Menu. This momentum carried into July as same-store sales for company units of -1.7% was driven by this improving guest count trend. Second, excluding cost related to the proxy contest, we continued to deliver growth in adjusted income before taxes. Third, our franchisees continued to build new units and began the process of converting an initial 70 Flying J sites to Denny’s. Last, we continue to refranchise targeted company units and to further reduce our debt.”

“Denny’s leadership is committed to effectively executing towards our strategic priorities of driving sales, growing profitability, and growing unit development in traditional and non-traditional venues which will result in the optimization of our balance sheet and free cash-flow. To execute these priorities we are committed to bringing aboard high-caliber talent at the Board and Senior Executive levels. Recently we made progress in this area with the appointment of Gregg Dedrick to the Board and the hiring of Frances Allen as Chief Marketing Officer. We have also recently reinitiated a full review of our cost structure.”

Second Quarter Results

For the second quarter of 2010, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $135.1 million compared with $155.8 million in the prior year quarter. Company restaurant sales decreased $20.2 million primarily due to 37 fewer equivalent company restaurants compared with the prior year quarter. The decrease in restaurants resulted from the sale of company restaurants to franchisees under FGI.

Company restaurant operating margin (as a percentage of company restaurant sales) was 13.8%, a decrease of 0.5 percentage points compared with the same period last year driven by the factors discussed below.

Product costs decreased 0.1 percentage points to 23.3% of sales primarily due to the impact of lower non ingredient costs and lower commodity costs, partially offset by a higher mix of value priced items.

Payroll and benefit costs decreased 0.4 percentage points to 41.2% of sales primarily due to lower restaurant management incentive compensation as well as efficiency improvements in team labor, partially offset by the deleveraging effect of lower sales and unfavorable worker’s compensation claims development.

Occupancy costs increased 0.2 percentage points to 6.6% of sales primarily due to the deleveraging effect of lower sales.

Other operating costs increased 0.9 percentage points to 15.2% of sales. Utility costs decreased 0.2 percentage points to 4.2% due to the recognition of $0.4 million in losses on natural gas contracts during the prior year quarter. Marketing expenses increased 0.5 percentage points to 4.3% of sales due to additional spending related to the Super Bowl and the testing of the $2/$4/$6/$8 value menu program. Other direct costs increased 0.8 percentage points primarily due to write-off of excess promotional materials and higher recruiting costs associated with new Flying J units.

Franchise and license revenue decreased by $0.5 million to $29.8 million compared with $30.3 million in the prior year quarter. The decrease in franchise revenue included a $0.6 million decrease in franchise fees and $0.2 million decrease in royalties, partially offset by $0.2 million increase in franchise occupancy revenue. The franchise fee decrease resulted from the sale of 13 fewer units to franchisees in the second quarter of this year. The royalty revenue decrease was due to negative same-store sales, partially offset by an additional 49 equivalent franchise restaurants. During the second quarter, Denny’s franchisees opened seven new restaurants, including the first franchise Flying J Travel Center location, closed ten restaurants and purchased nine company units.

Franchise operating margin decreased $1.0 million to $18.7 million, primarily due to the $0.6 million decrease in franchise fee revenue and lower same-store sales, partially offset by the additional 49 equivalent franchise restaurants. Franchise operating margin (as a percentage of franchise and license revenue) was 62.6%, a decrease of 2.1 percentage points compared with the same quarter last year. The decrease in margin was primarily driven by temporary overhead costs associated with converting the Flying J sites and by a decrease in franchise fees due to fewer refranchisings, this was partially offset by the higher contribution of higher-margin royalty revenue generated through FGI.

General and administrative expenses decreased $2.8 million, or 17.6%, from the same period last year. This reduction was driven by a $1.9 million decrease in stock-based compensation, and a $2.6 million decrease in incentive and deferred compensation, partially offset by $1.5 million in costs related to our recent proxy contest. The $1.9 million decrease in share-based compensation resulted primarily from the change in our stock price during the quarter.

Depreciation and amortization expense declined by $0.7 million compared with the prior year quarter primarily as a result of the sale of restaurants and real estate over the past year. Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $3.6 million in the quarter. The decrease primarily resulted from fewer sales of company restaurants to franchisees and higher severance and other restructuring charges.

Operating income for the quarter decreased $4.5 million from the prior year period to $12.9 million, primarily due to a $20.2 million decrease in total operating revenue attributable to the sale of company restaurants and negative same-store sales.

Interest expense decreased $1.7 million, or 20.9%, to $6.5 million as a result of the termination of our interest rate swap and a $51.4 million reduction in debt from the prior year period. Other nonoperating expense increased $1.3 million in the quarter primarily due to the recognition of $0.7 million in losses on the assets in our deferred compensation plan.

Denny’s reported net income of $5.5 million for the second quarter, or $0.05 per diluted common share, compared with prior year period net income of $9.3 million, or $0.09 per diluted common share. Adjusted income before taxes*, Denny’s metric for earnings guidance, decreased $1.1 million in the second quarter to $6.2 million. Excluding the $1.5 million of proxy contest related costs, adjusted income before taxes increased $0.4 million, or 6%.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Business Outlook

Based on year-to-date results and management’s expectations at this time, Denny’s is reaffirming the majority of its financial guidance for full-year 2010 as announced in its fourth quarter 2009 earnings release on February 17, 2010.

The notable exceptions are: restaurant unit development which is being increased to reflect anticipated Flying J conversions and university campus openings; and, cash capital which is being updated to reflect the conversion of certain Flying J units to company operated sites.

Component – Full Year 2010	Original Guidance	Updated Guidance
Company Same-Store Sales	(4.0%) to (2.0%)	Lower end of original guidance
Franchise Same-Store Sales	(5.0%) to (3.0%)	Lower end of original guidance
New Company Units	6 (includes 4 Flying J sites)	11 (includes 10 Flying J sites)
New Franchise Units	35	100 (includes 70 Flying J sites and 4 university sites)
Adjusted EBITDA* ($M)	$71 to $75	Lower end of original guidance (excluding restructure costs related to former CEO)
Adjusted Income Before Taxes* ($M)	$23 to $28	Lower end of original guidance
Cash Interest Expense ($M)	$24	$24
Cash Capital ($M)	$17	$21 (includes $5.7 million for the Flying J sites)

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on the results for the second quarter of 2010 on its quarterly investor conference call today, Tuesday, August 3, 2010 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com .  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,328 franchised and licensed units and 228 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	6/30/10	7/1/09

Revenue:
Company restaurant sales	$105,301	$125,500
Franchise and license revenue	29,776	30,313
Total operating revenue	135,077	155,813
Costs of company restaurant sales	90,765	107,507
Costs of franchise and license revenue	11,123	10,689
General and administrative expenses	13,111	15,907
Depreciation and amortization	7,291	8,015
Operating (gains), losses and other charges, net	(117)	(3,751)
Total operating costs and expenses	122,173	138,367
Operating income	12,904	17,446
Other expenses:
Interest expense, net	6,514	8,239
Other nonoperating expense (income), net	570	(745)
Total other expenses, net	7,084	7,494
Income before income taxes	5,820	9,952
Provision for income taxes	362	616
Net income	$5,458	$9,336

Net income per share:
Basic	$0.05	$0.10
Diluted	$0.05	$0.09

Weighted average shares outstanding:
Basic	99,263	96,113
Diluted	101,983	98,457

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Two Quarters	Two Quarters
	Ended	Ended
(In thousands, except per share amounts)	6/30/10	7/1/09

Revenue:
Company restaurant sales	$213,084	$261,076
Franchise and license revenue	59,565	60,497
Total operating revenue	272,649	321,573
Costs of company restaurant sales	183,898	227,192
Costs of franchise and license revenue	23,489	21,987
General and administrative expenses	26,185	29,754
Depreciation and amortization	14,664	16,727
Operating (gains), losses and other charges, net	306	(3,453)
Total operating costs and expenses	248,542	292,207
Operating income	24,107	29,366
Other expenses:
Interest expense, net	12,912	16,730
Other nonoperating expense (income), net	558	(1,231)
Total other expenses, net	13,470	15,499
Income before income taxes	10,637	13,867
Provision for income taxes	591	224
Net income	$10,046	$13,643

Net income per share:
Basic	$0.10	$0.14
Diluted	$0.10	$0.14

Weighted average shares outstanding:
Basic	98,179	96,079
Diluted	101,068	97,893

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/30/10	12/30/09

ASSETS
Current Assets
Cash and cash equivalents	$21,677	$26,525
Receivables, net	13,352	18,106
Assets held for sale	2,941	-
Other	16,324	13,714
	54,294	58,345

Property, net	122,987	131,484
Goodwill	32,283	32,440
Intangible assets, net	53,587	55,110
Other assets	33,514	35,248
Total Assets	$296,665	$312,627

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$753	$900
Current maturities of capital lease obligations	3,785	3,725
Accounts payable	17,676	22,842
Other current liabilities	55,251	64,641
	77,465	92,108
Long-Term Liabilities
Notes and debentures, less current maturities	239,467	254,357
Capital lease obligations, less current maturities	19,934	19,684
Other	72,710	73,976
	332,111	348,017
Total Liabilities	409,576	440,125
Total Shareholders' Deficit	(112,911)	(127,498)
Total Liabilities and Shareholders' Deficit	$296,665	$312,627

Debt Balances

(In thousands)	6/30/10	12/30/09

Credit facility revolver loans due 2011	$-	$-
Credit facility term loans due 2012	65,000	80,000
Capital leases and other debt	23,939	23,666
Senior notes due 2012	175,000	175,000
Total Debt	$263,939	$278,666

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/30/10	7/1/09	6/30/10	7/1/09

Net income	$5.5	$9.3	$10.0	$13.6

Provision for income taxes	0.4	0.6	0.6	0.2
Operating (gains), losses and other charges, net	(0.1)	(3.8)	0.3	(3.5)
Other nonoperating expense (income), net	0.6	(0.7)	0.6	(1.2)
Share-based compensation	(0.1)	1.8	1.2	2.7

Adjusted income before taxes (1)	$6.2	$7.3	$12.8	$11.9

Interest expense, net	6.5	8.2	12.9	16.7
Depreciation and amortization	7.3	8.0	14.7	16.7
Cash payments for restructuring charges and exit costs	(0.9)	(1.8)	(2.3)	(3.6)
Cash payments for share-based compensation	-	-	(1.0)	(1.8)

Adjusted EBITDA (1)	$19.1	$21.7	$37.1	$40.0

	Quarter	Quarter	Two Quarters	Two Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/30/10	7/1/09	6/30/10	7/1/09

Share-based compensation	$(0.1)	$1.8	$1.2	$2.7
Other general and administrative expenses	13.2	14.1	25.0	27.1
Total general and administrative expenses	$13.1	$15.9	$26.2	$29.8

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	6/30/10		7/1/09

Company restaurant operations: (2)
Company restaurant sales	$105.3	100.0%	$125.5	100.0%
Costs of company restaurant sales:
Product costs	24.5	23.3%	29.3	23.4%
Payroll and benefits	43.4	41.2%	52.2	41.6%
Occupancy	6.9	6.6%	8.1	6.4%
Other operating costs:
Utilities	4.4	4.2%	5.6	4.4%
Repairs and maintenance	2.0	1.9%	2.5	2.0%
Marketing	4.5	4.3%	4.8	3.8%
Legal settlements	0.1	0.1%	-	0.0%
Other	5.0	4.8%	5.1	4.0%
Total costs of company restaurant sales	$90.8	86.2%	$107.5	85.7%
Company restaurant operating margin (3)	$14.5	13.8%	$18.0	14.3%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$17.8	59.9%	$18.0	59.4%
Initial and other fee revenue	0.7	2.3%	1.3	4.2%
Occupancy revenue	11.3	37.8%	11.0	36.4%
Total franchise and license revenue	$29.8	100.0%	$30.3	100.0%

Costs of franchise and license revenue
Direct franchise costs	$2.5	8.4%	$2.1	7.0%
Occupancy costs	8.6	29.0%	8.6	28.3%
Total costs of franchise and license revenue	$11.1	37.4%	$10.7	35.3%
Franchise operating margin (3)	$18.7	62.6%	$19.6	64.7%

Total operating revenue (1)	$135.1	100.0%	$155.8	100.0%
Total costs of operating revenue (1)	101.9	75.4%	118.2	75.9%
Total operating margin (1)(3)	$33.2	24.6%	$37.6	24.1%

Other operating expenses: (1)(3)
General and administrative expenses	$13.1	9.7%	$15.9	10.2%
Depreciation and amortization	7.3	5.4%	8.0	5.1%
Operating gains, losses and other charges, net	(0.1)	(0.1%)	(3.8)	(2.4%)
Total other operating expenses	$20.3	15.0%	$20.2	12.9%

Operating income (1)	$12.9	9.6%	$17.4	11.2%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters		Two Quarters
	Ended		Ended
(In millions)	6/30/10		7/1/09

Company restaurant operations: (2)
Company restaurant sales	$213.1	100.0%	$261.1	100.0%
Costs of company restaurant sales:
Product costs	50.2	23.6%	61.6	23.6%
Payroll and benefits	87.5	41.1%	109.9	42.1%
Occupancy	14.3	6.7%	17.1	6.5%
Other operating costs:
Utilities	9.0	4.2%	12.4	4.8%
Repairs and maintenance	3.9	1.9%	5.1	2.0%
Marketing	8.8	4.1%	9.6	3.7%
Legal settlements	0.2	0.1%	0.4	0.1%
Other	9.8	4.6%	11.1	4.3%
Total costs of company restaurant sales	$183.9	86.3%	$227.2	87.0%
Company restaurant operating margin (3)	$29.2	13.7%	$33.9	13.0%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$35.8	60.1%	$35.9	59.3%
Initial and other fee revenue	1.1	1.9%	2.9	4.8%
Occupancy revenue	22.6	38.0%	21.7	35.9%
Total franchise and license revenue	$59.6	100.0%	$60.5	100.0%

Costs of franchise and license revenue
Direct franchise costs	$6.2	10.3%	$5.4	8.9%
Occupancy costs	17.3	29.1%	16.6	27.4%
Total costs of franchise and license revenue	$23.5	39.4%	$22.0	36.3%
Franchise operating margin (3)	$36.1	60.6%	$38.5	63.7%

Total operating revenue (1)	$272.6	100.0%	$321.6	100.0%
Total costs of operating revenue (1)	207.4	76.1%	249.2	77.5%
Total operating margin (1)(3)	$65.3	23.9%	$72.4	22.5%

Other operating expenses: (1)(3)
General and administrative expenses	$26.2	9.6%	$29.8	9.3%
Depreciation and amortization	14.7	5.4%	16.7	5.2%
Operating gains, losses and other charges, net	0.3	0.1%	(3.5)	(1.1%)
Total other operating expenses	$41.2	15.1%	$43.0	13.4%

Operating income (1)	$24.1	8.8%	$29.4	9.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	6/30/10	7/1/09	6/30/10	7/1/09

Same-Store Sales
Company Restaurants	(6.2%)	(2.7%)	(5.8%)	(1.1%)
Franchised Restaurants	(5.9%)	(4.7%)	(6.1%)	(3.1%)
System-wide Restaurants	(5.9%)	(4.2%)	(6.0%)	(2.6%)

Company Restaurant Sales Detail
Guest Check Average	(2.7%)	2.3%	(1.3%)	1.3%
Guest Counts	(3.7%)	(4.9%)	(4.6%)	(2.5%)

	Quarter	Quarter	Two Quarters	Two Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	6/30/10	7/1/09	6/30/10	7/1/09

Company Restaurants	$448	$460	$906	$915

Franchised Restaurants	$339	$357	$681	$719

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 3/31/10	237	1,322	1,559

Units Opened	0	7	7
Units Refranchised	(9)	9	0
Units Closed	0	(10)	(10)
Net Change	(9)	6	(3)

Ending Units 6/30/10	228	1,328	1,556

Equivalent Units
Second Quarter 2010	235	1,322	1,557
Second Quarter 2009	272	1,273	1,545
	(37)	49	12

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/30/09	233	1,318	1,551

Units Opened	4	13	17
Units Refranchised	(9)	9	0
Units Closed	0	(12)	(12)
Net Change	(5)	10	5

Ending Units 6/30/10	228	1,328	1,556

Equivalent Units
Year-to-Date 2010	235	1,321	1,556
Year-to-Date 2009	285	1,257	1,542
	(50)	64	14